Exhibit 99.3

Stockholder Dividend Reinvestment and Employee
Stock Purchase Plan Authorization

I hereby appoint the Plan Administrator of Isabella Bank Corporation’s Stockholder Dividend Reinvestment and Employee Stock Purchase Plan as my agent under the terms and conditions of the Stockholder Dividend Reinvestment and Employee Stock Purchase Plan as described in the Prospectus of the Plan which accompanied this authorization to receive and apply to the purchase of shares without charge as provided in the Plan the following:

$_________________________ (not less than $5) of my bi-weekly payroll check from Isabella Bank. I acknowledge that amounts deducted from my payroll checks will be subject to all applicable federal, state and local taxes even though I do not actually receive the deducted amount but, instead, it is applied to the purchase of Common Stock.

I acknowledge that my employer recommends a broad based investment portfolio.

Please reinvest dividends received on shares accumulated and held under the Plan.

I understand that this authorization will continue in effect without further action on my part, until I change or revoke it. I may change or revoke this authorization at any time by notifying the Plan Administrator, in writing, of my desire to change or withdraw my participation. However, I also understand that my request to change or withdraw my participation will be effective as of my next regular payroll check only if my employer receives notice thereof not less than 48 hours before payroll checks are distributed.

I understand that if I choose to sell stock more than once in a 6 month time period, I will be removed from the program and cannon re-join the stock purchase payroll deduction program for one year. Exceptions can be made in the case of an emergency.

In conjunction with my payroll deduction for purchase of stock, please register my stock as follows:

Employee:    _____________________________________________________________

Social Security #: _______________________ Date of Birth:____________________

Address:    _____________________________________________________________

Phone:        __________________ Email: _________________________________

Date    ___________________________________________________________

Signature    _____________________________________________________

Please return with date and signature to Isabella Bank Corporation, 401 N. Main St., Mt. Pleasant, MI 48858. Attention: Plan Administrator of the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.